BIODIGESTER EXPANSION AND OPERATION AGREEMENT

THIS biodigester expansion and operation agreement made as of the 1st day of June, 2016 (the "Effective Date");

B E T W E E N:

The Corporation of the Township of Georgian Bluffs
(hereinafter called “Georgian Bluffs”)

                                                                                      and

The Corporation of the Township of Chatsworth
(hereinafter “Chatsworth”)

                                                                                     and

SusGlobal Energy Canada I Ltd

(hereinafter called “the Company”)

WHEREAS Georgian Bluffs and Chatsworth (together the "Municipalities") together own property and operate a biodigester and electricity generating facility located at 062111 Side Road 3, Georgian Bluffs (Lot 4, Concession 6, former Township of Derby, County of Grey) (the “Existing Facility”);

AND WHEREAS the Municipalities have formed a joint board, as a joint municipal standing committee, the Biodigester Joint Board, to report, recommend and oversee the management of the Existing Facility,to make reports and recommendations concerning the Existing Facility to the Councils of each of the Municipalities and to pursue improvements to the Existing Facility (the “Joint Board”);

AND WHEREAS subsection I I (3) of the Municipal Act, 2001 provides that the Municipalities may pass by- laws respecting, inter alia, waste management and public utilities;

AND WHEREAS section 74 of the Municipal Act, 2001 provides that municipalities may for their own purposes pass such by-laws in relation to waste management in the municipality or in another municipality:

AND WHEREAS section 93 of the Municipal Act provides that no person shall construct, maintain or operate a sewage public utility in the municipality if the municipality has jurisdiction to provide the public utility in that area without first obtaining consent of the municipality and further provides that the consent may be subject to such conditions and li mits on the powers to which the consent relates as may be agreed upon;

AND WHEREAS the Municipalities deem it desirable to provide consent to the Company to construct, maintain and operate a sewage public utility and to set out the conditions and limits on such consent as have been agreed upon;

AND WHEREAS the Municipal Act, 2001 provides that each of the Municipalities may enter into agreements for the provision of municipal capital facilities including facilities used for wastewater purposes;

AND WHEREAS a municipal capital facilities agreement may provide for the lease, operation and maintenance of the municipal capital facilities and may provide for certain types of assistance to be provided in respect of such facilities;

AND WHEREAS each of the Municipalities may provide financial or other assistance to any person who has entered into a municipal capital facilities agreement in respect of the facilities that are subject of the agreement;

AND WHEREAS by resolution <*>, Council of Georgian Bluffs has declared that the Existing Facility and the Proposed Expansion are municipal capital facilities for the purposes of the Township and are for a wastewater purpose;

AND WHEREAS by resolution <*>, Council of Chatsworth has declared that the Existing Facility and the Proposed Expansion are municipal capital facilities for the purposes of the Township and are for a wastewater purpose;

AND WHEREAS in order to grant the license to the Company for a period of 25 years Chatsworth has enacted By-law <*>and Georgian Bluffs has enacted By-law <>;

AND WHEREAS Georgian Bluffs has amended the current tipping fees pursuant to By-law Number <*> and Chatsworth has amended the current tipping fees pursuant to By-law Number<*>;

AND WHEREAS each of Georgian Bluffs and Chatsworth have provided notice as required by the their respective By-laws prior to authorizing execution of this Agreement;

AND WHEREAS the Municipalities wish to improve the economic performance of the Existing Facility;

AND WHEREAS the electricity generated and environmental attributes by the Existing Facility are sold to or the property of the Independent Electricity System Operator pursuant to a Feed-In Tariff Contract -Contract # F-000-981-BIG-l 30-203 ("FIT Contract");

AND WHEREAS the Company desires to invest certain capital to modify the Existing Facility and construct the Plant (as defined below) and the Municipalities are willing to permit such investment to occur subject to the terms and conditions provided herein;

AND WHEREAS the Company has represented it has the technical and financial resources to improve the performance of the Existing Facility and operate the Plant on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the agreements herein expressed and other good and valuable consideration, the receipt and sufficiency of such consideration being acknowledged by each Party to each other Party, the Parties agree as follows:

1.	DEFINITIONS

Whenever used in this Agreement, the following terms shall have, unless otherwise expressly indicated, the meanings defined as follows:

(l)	"Agreement" shall mean this biodigester expansion and operation agreement including all schedules hereto as such may from time to time be amended;

(2)

"Applicable Laws" shall mean any applicable Canadian federal, provincial or municipal laws, orders-in-council, by-laws, codes, rules, policies, regulations and statutes; (b) applicable orders, decisions, codes, judgments, injunctions, decrees, awards and writs of any court, tribunal, arbitrator, Governmental Authority or other person having jurisdiction; (c) applicable rulings and conditions of any licence, permit, certificate, registration, authorization, consent and approval issued by a Governmental Authority; and (d) any requirements under or prescribed by applicable common law;

(3)	"Business Day" shall mean any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario;

(4)	"Company" or "company" shall mean SusGlobal Energy Canada I Ltd.; Company shall also mean and include any successor of the Company or any permitted assignee of the Company;

(5)	"Control'' for the purposes of this Agreement 1s determined based on the following:

(a)        in the case of a corporation, a person controls such corporation if securities to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of such corporation are beneficially owned by the person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b) in the case of a limited partnership, the general partner of such limited partnership controls such limited partnership;

(c)        in the case of a person other than a corporation or a limited partnership, a person controls such person if the former person possesses, directly or indirectly, at least a majority partnership, co-tenancy or other interest in such person and has the overall power to determine the policies and conduct of the management of such person; and

(d)        a person who controls another person is deemed to control any person which is controlled, or deemed to be controlled, by the other person, and the words "Controls" and "Controlled" have corresponding meanings;

(6)	"Chatsworth" means The Corporation of the Township of Chatsworth, a municipal corporation;

(7)	"ECA" means an environmental compliance approval, renewable energy approval, certificate of approval or similar approval issued by the MOECC;

(8)	"Effective Date" means the date first written above;

(9)	"Environmental Law" shall mean and include any Applicable Law relating to the release of Hazardous Materials or protection of the environment and human health.

(10)	"Georgian Bluffs" means The Corporation of the Township of Georgian Bluffs, a municipal corporation;

(11)

"Good Engineering and Operating Practices" means any of the practices, methods and activities adopted by a significant portion of the North American electric utility and environmental waste management industry as good practices applicable to the design, building, and operation of facilities of similar type, size and capacity or any of the practices, methods or activities which, in the exercise of skill, diligence, prudence, foresight and reasonable judgement by a prudent operator in light of the facts known at the time the decision was made, could reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and Laws and Regulations. Good Engineering and Operating Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather are intended to delineate acceptable practices, methods, or acts generally accepted in the North American electric utility industry and environmental waste management industry. Without limiting the generality of the foregoing and in respect of the operation of the Facility, Good Engineering and Operating Practices include taking Commercially Reasonable Efforts to ensure that:

(a)	adequate materials, resources and supplies are available to meet the Facility's needs under reasonable conditions and reasonably anticipated abnormal conditions;

(b)

sufficient operating personnel are available and are adequately qualified, experienced and trained to operate the Facility properly, efficiently and taking into account manufacturers' guidelines and specifications and are capable of responding to abnormal conditions;

(c)

preventative, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long-term and safe operation and taking into account manufacturers' recommendations and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools and procedures; and

(d)	appropriate monitoring and testing is done to ensure equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and abnormal conditions.

(12)

"Govern mental Authority" means any federal, provincial, or municipal government, parliament or legislature, or any regulatory authority, agency, tribunal, commission, board or department of any such government, parliament or legislature, or any court or other law, regulation or rule-making entity, having jurisdiction in the relevant circumstances and any person acting under the authority of any Governmental Authority;

(13)

"Hazardous Material" shall mean and include each substance designated as a hazardous waste, hazardous substance, hazardous material, hazardous waste, special waste, radioactive material, pollutant, contaminant, toxic substance or other compound, element or substance in any form as designated with words of similar meaning and regulatory effect under any Environmental Law, petroleum and petroleum products, derivatives, wastes or additives, polychlorinated biphenyls, asbestos, and any other substance for which liability or standards of conduct may be imposed under Environmental Law.

(14)	"IESO" means the Independent Electricity System Operator, or its successor;

(15)

"Insolvency Legislation" means the Bankruptcy and Insolvency Act (Canada), the Winding Up and Restructuring Act (Canada), the Companies' Creditors Arrangement Act (Canada) and analogous legislation in effect in the provinces and territories of Canada and the bankruptcy, insolvency, creditor protection or similar laws of any other jurisdiction (regardless of the jurisdiction of such application or competence of such law);

(16)	"ITA" means the Income Tax Act, R.S.C., 1985, c. I (5th Supp.);

(17)

"Letter of Credit" means one or more irrevocable and unconditional standby letters of credit issued by a financial institution listed in either Schedule I or II of the Bank Act (Canada) or another financial institution having a minimum Credit Rating of (i) A- with S&P, (ii) A3 with Moody's, (iii) A (low) with DBRS, or (iv) A- with Fitch IBCA;

(18)

"Material Adverse Effect" means any change (or changes taken together) in, or effect on, the affected Party that materially and adversely affects the ability of such Party to perform its obligations hereunder;

(19)	"MFIPPA" means the Municipal Freedom of Information and Protection of Privacy Act, R.S.O. 1990, c. M.56;

(20)	"MOECC" means the Ontario Ministry of the Environment and Climate Change and any successor ministry;

(21)	"Municipalities" means Chatsworth and Georgian Bluffs and "Municipality" means either of Chatsworth or Georgian Bluffs, as the context requires;

(22)	"Mu11icipal Act, 2001" means the Municipal Act, 2001, S.O. 2001, c. 25;

(23)	"OHSA" means the Occupational Health and Safety Act, R.S.O. 1990, c. 0.1;

(24)

"Parties" means all of Chatsworth, Georgian Bluffs and the Company and "Party" shall mean any one of them, provided that wherever Party is used, Chatsworth and Georgian Bluffs shall be deemed a single Party unless the contrary is expressly stated;

(25)

"Plant" shall mean any and all equipment required for a facility to process Source Separated Organics ("SSO") including but not limited to the equipment listed in Schedule "A" to this Agreement and any associated structures including material handling, digestion, biogas collection and energy conversion equipment and Utilities Interfaces and other related equipment as deemed appropriate and supplied by the Company. All equipment supplied by the Company will be agreed by both parties after Environmental Permits are issued. The approved equipment listing will be substituted into Schedule "A" to this Agreement, which will be initialed by the Parties to demonstrate such approval, it being agreed that the Schedule "A" currently attached represents the equipment considered by the Parties hereto as representing the equipment required to be supplied. For certainty, it is agreed by the Parties that SSO does not include any commercial, agricultural or manure organic wastes.

(26)	"Property" means the land owned jointly where the biodigester, the Existing Facility, is located, with a legal description as set out in Schedule "D" to this Agreement;

(27)	"Regulation 170/03" means Ontario Regulation 170/03 issued under the Environmental Protection Act, R.S.O. 1990, c. E.19;

(28)

"Site" shall mean a location within the Municipalities' Property, having an approximate size of I O hectares. The Site shall be mutually agreed upon by the Parties, taking into account the convenience to supply SSO Feedstock, the convenience and proximity to the Utilities Interfaces, and aesthetic and environmental considerations. The Site shall include any necessary access to provide such vehicle access, water, sanitary and storm sewers, natural gas, biogas and electrical services to and from the Site as many be required. Following selection of the Site and utility locations, they shall be surveyed and a plan thereof be prepared at the expense of the Company, which plan and description shall be initialed by the Parties and attached to this Agreement as Schedule "E";

(29)	"Start Date" means the earlier of the date the Company first receives SSO for the Plant or the date that is 18 months after the Effective Date;

(30)	"STDC" means Sustainable Development Technology Canada or successor organization;

(31)

"Taxes" means all ad va/orem, property, municipal, education, occupation, severance, production, transmission, utility, gross production, gross receipts, sales, use, excise and other taxes, governmental charges, licenses, permits and assessments, other than (i) HST and (ii) taxes based on profits, net income or net worth;

(32)

"Utilities Interfaces" shall mean the equipment supplied by the Company that makes possible the interconnection between the Plant and utility services including but not limited to electricity, gas and water.

2.	TERM & TERMINATION

(1)

Unless terminated earlier in accordance with the provisions of this Agreement, the term of this Agreement ("Term") shall be for twenty-five (25) years commencing upon the Effective Date and terminating at 5:00 p.m. local time on the twenty- fifth anniversary of the Effective Date. The Term may be renewed and extended for two additional periods for five (5) years each, each a Renewal Term, unless one Party delivers written notice of termination to the other Parties not later than one hundred and eighty days (180) prior to the end of the initial Term or any renewal and extension thereof. Provided, however, that in any renewal term each party shall have the right to terminate the contract upon provision of the 180 days written notice.

(2)	This Agreement shall be immediately terminated upon written notice from the Municipalities to the Company, if one of the following events occurs:

(a)	One of the events of Default in paragraphs 4(1)(a), 4(1)(b), 4(1)(c), 4( l ){d) or 13 occurs;

(b)

If the Company is unable to secure the commitment of $7.5 million in funding with at least $1,000,000.00 being advanced to the Company within fifty (50) Business Days of the Effective Date (the "first tranche" of funding) or fails to provide any Letter of Credit or other financial assurance as provided for in this Agreement;

(c)	If the Company fails to receive all approvals required for the construction of the Plant prior to the first anniversary of the Effective Date; or

(d)	Fails to secure a supply of SSO of fifteen thousand (15,000) tonnes per annum, in the aggregate, for a minimum period of fifteen (15) years prior to the first anniversary of the Start Date;

(3)	This Agreement may be terminated with twenty (20) Business Days written notice by:

(a)	Any Party if an event of Force Majeure exceeds 1 year in duration; or

(b)	The Parties mutually agree in writing to terminate this Agreement .

(4)	If this Agreement is terminated as provided in Sub-section 2(2)(b), 2(2)(c), 2(2)(c) or 2(2)(d) then:

(a)

Any assigned agreements (Maintenance, utility connection agreements, service agreements) will be immediately transferred to the Municipalities and the Parties shall work cooperatively through the transition; and

(b)

the Company shall have twenty (20) Business Days to remove any of the Company's equipment, materials, vehicles or other items from the Property and shall have no further access to the Property thereafter.

(5)	If this Agreement is terminated pursuant to Section 2(2) (a) or 3(3), the Municipality shall have the right to purchase the Plant for $1.00.

3.	LICENSE

(1)

The Municipalities hereby demise and license the Site to the Company, and the Company hereby licenses and accepts the Site from the Municipalities, to have and to hold during the Term, subject to the terms and conditions of this Agreement. During the Term of this Agreement, the Municipalities shall provide the Company with the quiet enjoyment of the Site for the purpose of the Existing Facility and Plant. Any use the Municipalities may make of the Property shall not interfere with the Company's operation of the Existing Facility and P l a n t .

(2)

The Company shall use the Site only for the purposes related to the Existing Facility and Plant as contemplated herein. A security fence consisting of chain link construction or similar but comparable construction may be placed around the perimeter of the Site, provided that the fence is located on the Site at the discretion of the Company, if it is necessary for reasons of security or safety, after consultation with the Municipalities. All improvements shall be at the Company's expense, and the installation of all improvements shall be at the discretion and option of the Company. Any fill brought onto the site by the Company or its contractors will be "clean fill" according to civil works good practice in effect at the time. The Company shall have the right to replace, repair, add or otherwise modify its equipment or any portion thereof, whether the equipment is specified or not on any Schedule attached hereto, during the Term. This Agreement does not confer upon Company any rights to any mineral, water, aggregate, soil, or timber on the Property. The Municipalities may extract these resources provided that, in so doing, there is no interference with the Company’s rights in the Property herein or created by this Agreement. Any topsoil displaced during borehole, foundation excavations or otherwise shall be stockpiled and not removed from the Property, unless so done by the Municipalities or is required by Applicable Law.

(3)

The Company will maintain the Property, the Existing Facility, the Site and the Plant in good condition, reasonable wear and tear excepted. It is understood and agreed that the Company's ability to use the Site is contingent upon it obtaining after the execution of this Agreement all of the certificates, permits and other approvals (collectively, the "Governmental Approvals") that may be required by any federal, provincial or local authorities which will permit the Company's use of the Site as set forth above. The Municipalities shall cooperate with the Company in its effort to obtain such approvals and shall take no action which would adversely affect the status of the Property with respect to the proposed use by the Company. In the event that any of such applications for such Governmental Approvals should be finally rejected or any Governmental Approval issued to the Company is canceled, expires, lapses or is otherwise withdrawn or terminated by Governmental Authority, this Agreement is terminated and the Company shall have twenty (20) Business Days to remove any its equipment, materials, vehicles or other items from the Property and shall have no further access to the Property thereafter.

(4)	During the Term of this Agreement, the Municipalities shall exempt the Company from all of the taxes levied by the Municipalities, including for municipal and school purposes related to the Property.

4.	PRIOR TO CONSTRUCTION OF THE PLANT

(1)	The Company shall:

	(a)	Prior to 5:00 p.m. local time on the fiftieth (50[1]h) Business Day following the Effective Date, have:

(1)

received the commitment of the funders to finance the expansion/construction and operation of the Plant and shall have received the first tranche of the funding and provide written confirmation of such to the Municipalities; and

(2)

made suitable arrangements with the Municipalities to take over the operation and maintenance of the Existing Facility, including but not limited having the required insurance in place, transfer of responsibility for the utility services for the Existing Facility, assignment of the manufacturers services agreements and any filings with any Governmental Authority required for the operation of the Existing Facility.

(b)

After 5:00 p.m. local time on the fiftieth (50[1]h) Business Day following the Effective Date, when the Company assumes control and responsibility for the Existing Facility, subject only to any express reservations, have retained Aquatech Canadian Water Services ("Facility Operator") to operate, maintain and repair the Existing Facility in accordance with all Applicable Law and Good Engineering and Operating Practices all at the sole cost of the Company. The Company may, subject to the consent of theMunicipalities, which isnottobe unreasonably withheld, from time to time, replace the Facility Operator, with a suitably qualified and experienced person to operate, maintain and repair the Existing Facility and shall provide the Municipalities with written proof of such retainer forthwith upon such retainer. Notwithstanding the foregoing, the Company shall remain solely responsible to ensure the Existing Facility is operated, maintained and repaired in compliance with Good Engineering and Operating Practice and all Applicable Laws.

(c)

Prior to 5:00 p.m. local time on the seventieth (70111) Business Day following the Effective Date, have submitted a complete application to the MOECC for an amendment to the existing approval for the Existing Facility and/or for a new approval for the Plant and/or Existing Facility, each or all as may be required by the MOECC to amend or replace the ECA for the Existing Facility.

(d)

At or prior to 5:00 p.m. local time on the fiftieth (50111) Business Day following the Effective Date and continuing during the Term, provide a Letter of Credit to the Municipalities in the amount of [*] to secure the Company's performance of its obligations hereunder, including paying third parties. The Municipalities may draw upon the Letter of Credit where (i) the Company has failed to make a required payment to the Municipalities under this Agreement; or (ii) where the Company has failed to pay a third party and such obligation is required to be paid by the Company under the provisions of this Agreement; or (ii i) the Company has failed to pay a third party any amount owed in respect of the Existing Facility or Plant and the Municipalities use the Letter of Credit to pay such. The Letter of Credit shall be in a form acceptable to the Municipalities acting reasonably. Where the Letter of Credit has been drawn upon, the Company shall replenish such Letter of Credit within twenty (20) Business Days of the Letter of Credit being drawn upon.

(e)

Obtain all required permits and approvals or assist the Municipalities where applicable including as may be required zoning changes, official plan amendments, building permits and reimburse the Municipalities for any and all costs reasonably incurred and approved in advance in writing by the Company.

(f)	Make the necessary arrangements for the completion of all Utilities Interfaces necessary for the Plant at the sole cost of the Company.

(g)

Engage only qualified contractors, sub-contractors and other persons for the planning, design, installation and construction of the Plant in accordance with Good Engineering and Operating Practices and all Applicable Laws.

[*] Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(h)	Engage only qualified equipment suppliers with industry standard warranties.

(i)

Ensure any person used for the planning, design, operation or construction of the Plant or part thereof, is properly qualified and has the appropriate insurance, including having any contractor or sub-contractor provide material and performance bonding in the amount of the contract price for the construction of the Plant.

(2)

The Company shall provide a copy of its plans to the Municipalities to review prior to submission of any application for permits or approvals. The Municipalities agree to provide their comments on the plans as soon as reasonably practicable.

(3)

The Company shall remit and/or pay all Taxes and other employers' fees, including but not limited to WSIB remittances, insurance premiums, Canada Pension Plan remittances and Employment Insurance remittances, related to any persons it employs to operate the Existing Facility and Plant and the Company acknowledges and agrees that any persons its so employs are its responsibility and are not employees, agents or contractors of the Municipalities.

5.	CONSTRUCTION AND OPERATION

(1)	The Company, at its sole cost, shall:

	(a)	plan and develop the Plant in accordance with Schedule "B" - Plan and Description, unless otherwise agreed to by the Parties.

(b)

adhere to Good Engineering and Operating Practices and all Applicable Law in carrying out the planning, design, engineering, project management, installation, construction, operation, maintenance and repair of the modifications to the Existing Facility, the Utilities Interfaces and the Plant.

(c)

be identified as the 'constructor' of the Work for purposes of the OHSA and shall perform all obligations in connection therewith. Company shall be responsible for submission of the required 'Notice of Project" and registration form under OHSA. The Company shall deliver a copy of such "Notice of Project" to the Municipalities promptly on such document being available, and in any event prior to the commencement of construction of a Project. The Company shall develop, implement and diligently manage a worker health and safety management system to ensure compliance with all Applicable Laws. Throughout performance of work, the Company shall promptly notify the Municipalities of any critical injury, fatality, or any other significant worker health and safety incident, including any incident reported to a Governmental Authority, occurring at any Site. In the event of such incident, the Company shall take immediate actions in accordance with all Applicable Laws to mitigate the impact to worker health and safety.

(d)

agrees to comply with all provisions of the Construction Lien Act, R.S.O. 1990, c. C.30, and other statutes from time to time applicable in respect of all work done or improvements made to the Site for which the Company is responsible pursuant to this Agreement and the Company shall take all steps necessary to ensure that no lien is enforceable against the Site or Property. If any lien becomes enforceable, then the Company shall use its commercially reasonable efforts to arrange for such lien to be discharged or vacated within sixty (60) Business Days of the date on which the Company becomes aware of such lien. Without limiting any of the foregoing, the Company shall satisfy all judgments and pay all costs resulting from any liens, or other encumbrances arising from the performance of the work or any actions brought in connection with any such liens or other encumbrances, or in connection with any other claim or lawsuit brought against the Municipalities by any person that provided goods or services to the Company.

(e)	Arrange for the provision and payment of the necessary Utilities Interfaces.

(f)

Charge and collect tipping fees as may be provided in the applicable by- laws of each Municipality and which accord with the provisions of this Agreement, provided that the Company shall not collect tipping fees for the Sunset Strip businesses as listed in [*].

(g)	Undertake commissioning in accordance with the commissioning plan provided in Schedule "C".

(h)	Maintain the existing fence and any other fence installed on or within the Property in good condition.

(i)	Collect and remit taxes as required by Applicable Law.

(j)	Plan, design, install, finance, construct and maintain any capital improvements of the Existing Facility as may be required by Applicable Laws or Good Engineering and Operating Practices.

(k)

Prior to the first anniversary of the Start Date, have secured a stable, secure supply of SSO from one or more suppliers for a volume, in aggregate, of fifteen thousand (15,000) tonnes per annum for at least fifteen (15) years and confirmed such with the Municipalities by providing them evidence of such arrangements;.

[*] Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(2)

The Parties acknowledge that the continuity of the Plant operation will be subject to short term interruptions caused by routine maintenance, equipment breakdowns, testing schedules, forced outages and force majeure. The Company shall use commercially reasonable efforts to minimize the duration of interruptions.

(3)

The Company shall receive, accept and process all septage and sewage from the geographic area of the Municipalities at the Existing Facility and/or the Plant, subject to compliance with Applicable Laws.

(4)

The Company shall at no charge, on an as needed basis, accept and process all septage and sewage from the Sunset Strip businesses [*] collected and transported to the Existing Facility by the Municipalities.

(5)

The Company shall be responsible for all sales and marketing of the SSO operation in order to secure the necessary feed stock and input materials and shall be responsible for the management and disposal of all outputs and waste products in accordance with Applicable Laws.

(6)	The Parties shall record and maintain all records required by this Agreement or any other Governmental Authority.

6.	DECOMMISSIONING

(1)

Except where this Agreement is terminated prior to the twenty-fifth anniversary of the Effective Date, at the Municipalities' written request, the Company shall remove the Plant from the Site on the later of the twenty-fifth anniversary of the Effective Date or thirty (30) Business Days after receipt of such request and restore the Site as close as practicable to the current state as at the Effective Date of this Agreement. The Company shall ensure the Existing Plant is left in a tidy, safe and operable state similar to the current state at the time of the Effective Date of this Agreement. All Hazardous Materials shall be removed from the Site and transported and disposed of in accordance with al l Applicable L a w s .

(2)	Where this Agreement is terminated prior to the twenty-fifth anniversary of the Effective Date:

(a)

and it is terminated as a result of a default by the Municipalities or otherwise without default by the Company, the Company may remove the equipment it owns from the Site and the Plant provided no harm is caused to the Existing Facility and the Existing Facility is left in a safe condition and in good working order; and

(b)	and it is terminated as a result of a default by the Company, the Municipalities may purchase the Plant and equipment owned by the Company at the Site for one dollar ($1 ..00).

7.	RESPONSIBILITIES OF THE MUNICIPALITIES

[*] Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(1)	The Municipalities:

	(a)	Agree to process any building permit application from the Company for the Plant in accordance with their existing practices;

	(b)	Shall cooperate with the Company in the permitting, design, financing, construction, modification and operation of the Existing Facility and the Plant, all at the cost of the Company;

(c)

Shall cooperate with the Company to apply for capital grants to STDC and the Eureka Program and cooperate with the Company in any other applications for grants or financial assistance, all at the cost of the Company;

	(d)	Shall ensure that the Company receives the quiet enjoyment of the Site during the Term; and

	(e)	Consider requests from the Company to amend the by-laws establishing tipping fees.

8.	FIT CONTRACT

(1)

The Company acknowledges the Existing Facility is subject to the FIT Contract. It shall be the responsibility of the Company to secure any amendments, if such are required, to the FIT Contract to permit the Plant to be constructed.

(2)

The Company acknowledges that pursuant to the FIT Contract, the Environment Attributes related to the Existing Facility are the property of the IESO and the Company has no right to such Environmental Attributes, as such is defined in the FIT Contract. After 5:00 pm on the fiftieth (50th) Business Day following the Effective Date, the Company shall, at its sole cost except where the FIT Contract provides otherwise, track and provide information required by the FIT Contract for dealing with the Environmental Attributes. All right, title and interest in and to all Environmental Attributes arising in connection with the Plant, the Existing Facility, the Property or any of the activities or facilities or their operation as contemplated herein or as may occur from time to time in the future during the term of this Agreement, other than the Environmental Attributes that are the property of the IESO under the FIT Contract, belong to and are owned by the Company and each of the Municipalities hereby transfers, assigns and forever quit claims those Environmental Attributes to the Company.

(3)	The Municipalities shall provide reasonable assistance to the Company to secure any amendments to the FIT Contract necessary for the Plant.

(4)

The Company acknowledges that the FIT Contract will remain in the name of the Municipalities. After 5:00 pm on the fiftieth (50[1] h) Business Day following the Effective Date, the Municipalities are entitled to ten percent (10%) of the revenues and any other economic benefit from the FIT Contract and the Company is entitled ninety percent (90%) of the revenues and any other economic benefit from the FIT Contract. The Municipalities shall hold the said ninety percent (90%) of the revenues and any other economic benefit from the FIT Contract in trust for and on behalf of the Company and may offset any portion thereof consisting of money against any monies owed by the Company to the Municipalities if they have provided notice of such to the Company in sufficient time to prevent any reasonable likelihood of payment of the monies so offset by the Company..

(5)

The Company shall operate the Existing Facility in compliance with the FIT Contract and Applicable Laws and shall use commercially reasonable efforts to maximize the energy output and revenue from the generation of electricity from the Existing Facility.

9.	TIPPING FEES & PAYMENTS

(1)

Each of the Municipalities retain the sole right and responsibility to establish tipping fees for the Existing Facilities and Plant, for both septage and the processing of SSO where such septage or SSO has its source and is produced in the geographic area of such Municipality ("In-Franchise Materials"). The Company may, no more than once per year, request the Municipalities to amend the by-law in respect of the tipping fees for In-Franchise Materials. The Municipalities will set the tipping fees for In-Franchise Materials in a manner that is consistent with Applicable Laws. For all septage or SSO generated from outside the geographic area of the Municipalities ("Ex-franchise Materials") the Municipalities agree that the Company may set all other tipping fees, and change, amend and otherwise deal with those other tipping fees, entirely as it sees fit so long as the tipping fees for Ex- Franchise Materials is not less than the tipping fees for In-Franchise Materials.

(2)

After, 5:00 p.m. on the fiftieth (50[1]h) Business Day following the Effective Date (when the Company shall assume control of the Existing Facility), the Company shall be responsible to bill and collect tipping fees in accordance with the approved by-laws of the relevant Municipality for the Plant for both septage and the processing of SSO which have their source and are produced in the geographic area of such Municipality, other than the sewage and septage of the Sunset Strip businesses [*] which is to be dealt with as set out in Section 9(5). Risk of collection of such fees (excluding Sunset Strip businesses fees where the risk resides with the Municipalities) resides with the Company.

(3)

Commencing on the Start Date, for each one year period ending on the anniversary of the Start Date, the Company shall ensure that payment is made to the Municipalities in the total amount to the Municipalities, together, of a minim um of [*], excluding any amounts referred to in Section 9(6) and any applicable Taxes, for each such twelve month period commencing on, and not before, the Start Date and ending on the termination of this Agreement (prorating as required at the time of such termination). This amount shall be paid in twelve (12) equal monthly installments of [*], excluding applicable Taxes, on the first (lst) Business Day of each month. The Municipalities may set off the revenue received pursuant to the FIT Contract being held in trust for and on behalf of the Company during a month against the amount to be paid by the Company to the Municipalities on the first (1[5]t) Business Day of the following month if but only if such set off is carried out in accordance with the requirements of Section 8(4). The payment may be made by electronic funds transfer or cheque payable to Georgian Bluffs, in trust for the Municipalities.

[*] Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(4)

During the Term of this Agreement, within twenty (20) Business Days of each anniversary of the Start Date, the Company shall provide a summary showing the revenue from the Existing Facility from septage and sewage (other than for certainty the revenue from tipping fees from septage and sewage from the Sunset Strip businesses [*]) and the FIT Contract. Often percent of the annual revenue from septage and sewage plus the FIT Contract exceeds [*] then the Company shall immediately pay the amount by which the ten percent of the annual revenue from septage and sewage plus the FIT Contract exceeds [*] to the Municipalities plus any applicable Taxes.

(5)

Subject to Section 9(6) below, the Company shall be entitled to all revenue and benefits accruing or received with respect to the Existing Facility, the Property and the Plant from and after the date which is the fiftieth (50[1] h) Business Day after the Effective Date, provided that the Municipalities shall be entitled to ten percent (10%) of sewage and septage from local haulers and ten percent (10%) of the revenues from the FIT Contract during the period from the fiftieth (50th) Business Day after the Effective Date to (but not including) the Start Date. The Company shall have no right to receive any revenue for accepting and processing sewage and septage from the Sunset Strip businesses which shall remain with and be collected by the Municipalities .

(6)

Any debts owing to the Municipalities with regard to septage and Sunset Strip fees as of the day the Company takes control of the Existing Facility (5:00 p.m. on the fiftieth (50th) Business Day following the Effective Date) are considered bad debts owing to the Municipalities and are their debts to collect and any such revenue collected shall remain revenue of the Municipalities, regardless of when collected. For certainty, it is confirmed by each of the Municipalities that all revenue and liabilities accruing or incurred with respect to the Existing Facility or the property prior to the Company taking control of the Existing Facility on the fiftieth (501) Business Day after the Effective Date are entirely and completely for the account of and the responsibility of the Municipalities.

(7)

The Municipalities may periodically invoice the Company in respect of time spent by employees of each Municipality dealing with the Company as provided for in this Agreement, provided that no such employee time shall be spent without the prior written consent of the Company which expressly and specifically requests the same.

[*] Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(8)

All invoices are due and payable when rendered. If invoices are not paid within twenty (20) Business Days, then the Municipality may draw upon the Letter of Credit for the amount owing, it being agreed that any draw on the Letter of Cred it shall be treated as a payment by the Company under this Agreement.

I0.	INSPECTION

(1)

The Municipalities shall, at all times upon two (2) Business Days' prior notice, at any time after the fiftieth (50[1] h) Business Day following the Effective Date, have access to the Property, Existing Facility, Plant and Site and every part thereof during regular business hours and the Company shall, and shall cause all personnel operating and managing the Existing Facility and Plant, to furnish the Municipalities with all reasonable assistance in inspecting the Existing Facility and Plant for the purpose of ascertaining compliance with this Agreement; provided that such access and assistance shall be carried out in accordance with and subject to the reasonable safety and security requirements of the Company and all personnel operating and managing the Existing Facility and Plant, as applicable, and shall not interfere with the operation of the Existing Facility and Plant.

(2)

The inspection of the Existing Facility and Plant by or on behalf of the Municipalities shall not relieve the Company any of its obligations to comply with the terms of this Agreement or Applicable Law. No Event of Default of the Company will be waived or deemed to have been waived by any inspection by or on behalf of the Municipalities. In no event will any inspection by the Municipalities hereunder be a representation that there has been or will be compliance with this Agreement and Laws and Regulations.

(3)

Failure by the Municipalities to inspect the Existing Facility or Plant or any part thereof shall not constitute a waiver of any of the rights of the Municipalities hereunder. An inspection not followed by a notice of an Event of Default to the Company shall not constitute or be deemed to constitute a waiver of any Event of Default of the Company, nor shall it constitute or be deemed to constitute an acknowledgement that there has been or will be compliance by the Company with this Agreement.

(4)	The Municipalities shall bear its costs of the inspections carried out pursuant to Section 1 0(1).

11.	REPRESENTATIONS AND WARRANTS

(1)	The Company represents to the Municipalities as follows, and acknowledges that the Municipalities are relying on such representations in entering into this Agreement:

(a)

The Company is a corporation incorporated under the laws of the Province of Ontario, is registered or otherwise qualified to carry on business in the Province of Ontario, and has the requisite power to enter into this Agreement and to perform its obligations hereunder.

(b)

This Agreement has been duly authorized, executed, and delivered by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(c)

The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the termination, cancellation or acceleration of any material obligation of the Company under:

(1)

any contract or obligation to which the Company is a party or by which it or its assets may be bound, except for such defaults or conflicts as to which requisite waivers or consents have been obtained;

(2)	the articles, by-laws or other constating documents, or resolutions of the directors or shareholders of the Company;

(3)	any judgment, decree, order or award of any Governmental Authority or arbitrator;

(4)	any licence, permit, approval, consent or authorization held by the Company; or

(5)	any Laws and Regulations,

that could have a Material Adverse Effect on the Company.

(d)

There are no bankruptcy, insolvency, reorganization, receivership, seizure, realization, arrangement or other similar proceedings pending against or being contemplated by the Company or, to the knowledge of the Company, threatened against the Company.

(e)

There are no actions, suits, proceedings, judgments, rulings or orders by or before any Governmental Authority or arbitrator, or, to the knowledge of the Company, threatened against the Company that could have a Material Adverse Effect on the Company.

(f)

All requirements for the Company to make any filing, declaration or registration with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to entering into this Agreement have been satisfied.

(g)	The Company is not a non-resident of Canada for the purposes of the ITA, unless it has notified the Municipalities of such non-resident status as per Section 6.

(h)

All statements, specifications, data confirmations and information that have been set out in the Schedules to this Agreement are complete and accurate in all material respects and are hereby restated and reaffirmed by the Company as representations made to the Municipalities hereunder and there is no material information omitted from the Schedules to this Agreement which makes the information in such Schedules misleading or inaccurate.

(i)

The Company is in compliance with all Laws and Regulations, other than acts of non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or on its obligations under this Agreement.

(2)	The Company is not aware of any facts or circumstances that would reasonably be expected to prevent the fulfilment of any of its obligations under this Agreement.

(3)	The Municipalities represent to the Company as follows, and acknowledges that the Company is relying on such representations in entering into this Agreement:

(a)	The Municipalities are corporations without share capital created under the laws of Ontario, and have the requisite power to enter into this Agreement and to perform its obligations hereunder.

(b)

This Agreement has been duly authorized, executed, and delivered by each of the Municipalities and is a valid and binding obligation of the Municipalities enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted solely in the discretion of a court of competent jurisdiction.

(c)

The execution and delivery of this Agreement by each of the Municipalities and the consummation of the transactions contemplated by this Agreement will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the termination, cancellation or acceleration of any material obligation of such Municipality under:

(1)

any contract or obligation to which the Municipality is a party or by which it or its assets may be bound, except for such defaults or conflicts as to which requisite waivers or consents have been obtained;

(2)	the by-laws of the Municipality;

(3)	any judgment, decree, order or award of any Governmental Authority or arbitrator;

(4)	any licence, permit, approval, consent or authorization held by the Municipality; or

(5)	any Applicable Laws,

that could have a Material Adverse Effect on the Municipality.

(d)

There are no bankruptcy, insolvency, reorganization, receivership, seizure, realization, arrangement or other similar proceedings pending against, or being contemplated by the Municipalities or, to the knowledge of the Municipalities, threatened against the Municipalities.

(e)

There are no actions, suits, proceedings, judgments, rulings or orders by or before any Governmental Authority or arbitrator, or, to the knowledge of either of the Municipalities, threatened against either of the Municipalities, that could have a Material Adverse Effect on either of the Municipalities.

(f)

Each of the Municipalities are in compliance with Applicable Laws other than acts of non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Municipality or on its obligations under this Agreement.

12.	INSURANCE

(1)

To protect each of the Parties against liability, loss, or expense arising out of, in connection with, or resulting from the respective duties of the Parties provided for hereunder, the Company shall, on the fiftieth (50[1] h) Business Day following the Effective Date and thereafter throughout the term of this Agreement, at its own expense, in reliable insurance companies authorized to do business in the Province and approved by Municipalities, maintain insurance in the amount and type of a prudent owner/operator of similar facilities with at least the following minimum insurance coverages:

(a)

Comprehensive General Liability Insurance, including contractor's contingent coverage, with limits of not less than five million dollars ($5,000,000) per occurrence for Bodily Injury and five million ($5,000,000) per occurrence for Property Damage;

(b)

Contractual Bodily Injury Liability and contractual Property Damage Liability Insurance covering liability assumed under this Agreement, with limits the same as that provided for comprehensive General and Environmental Liability Insurance;

(c)	All risks property insurance for an amount of at least the full replacement cost of the Insuring Party's property;

(d)

To the extent applicable, Workers Compensation Insurance as required by law and Employers Liability Insurance limits of not less than one hundred thousand dollars ($100,000) for any accident covering the location(s) of all work places involved in this Agreement;

(e)	Personal injury, broad Form Property Damage, Non-Owned Automobile, Products-Completed Operations, Cross Liability, Severability of Interest Clause.

(2)

Any and all deductibles in the above-described insurance policies shall be assumed by, for the account of and at the Company's sole risk. The deductible shall not exceed five percent (5%) of the coverage amount.

(3)

The Company's policies shall name the Municipalities as an additional insured and provide proof of insurance to each of the Municipalities with five (5) Business Days of being requested to provide such information.

13.	EVENTS OF DEFAULT

(1)	Each of the following will constitute an Event of Default by the Company (each, a "Company Event of Default"):

(a)	The Company fails to make any payment when due, if such failure is not remedied within five (5) Business Days after written notice of such failure from the Municipalities.

(b)	The Company fails to replenish the Letter of Credit within the timeframe stipulated herein.

(c)

The Company fails to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Company Event of Default) if such failure is not remedied within twenty (20) Business Days after written notice of such failure from the Municipalities, provided that such cure period shall be extended by a further fifteen (15) Business Days if the Company is diligently remedying such failure and such failure is capable of being cured during such extended cure period.

(d)

The Company fails or ceases to hold a valid licence, permit, certificate, registration, authorization, consent or approval issued by a Governmental Authority where such failure or cessation results in, or could be reasonably expected to result in, a Material Adverse Effect on the Company and is not remedied within thirty (30) Business Days after receipt by the Company of written notice of such failure or cessation from the Municipalities, provided that such cure period shall be extended by a further thirty (30) Business Days if the Company is diligently remedying such failure or cessation and such failure or cessation is capable of being corrected during such extended cure period.

(e)

Any representation made by the Company in this Agreement is not true or correct in any material respect when made and is not made true or correct in all material respects within thirty (30) Business Days after receipt by the Company of written notice of such fact from the Municipalities, provided that such cure period (i) shall be extended for a further period of thirty (30) Business Days and (ii) may be extended by such further period of time as the Municipalities in its sole and absolute discretion determines is reasonable, if, in each case, the Company is diligently correcting such breach and such breach is capable of being corrected during such extended cure period.

(f)

An effective resolution is passed or documents are filed in an office of public record in respect of, or a judgment or order is issued by a court of competent jurisdiction ordering, the dissolution, termination of existence, liquidation or winding up of the Company, unless such filed documents are immediately revoked or otherwise rendered inapplicable, or unless there has been a permitted and valid assignment of this Agreement by the Company under this Agreement to a person which is not dissolving, terminating its existence, liquidating or winding up and such person has assumed all of the Company's obligations under this Agreement.

(g)

The Company amalgamates with, or merges with or into, or transfers the Facility or all or substantially all of its assets to, another person unless, at the time of such amalgamation, merger or transfer, there has been a permitted and valid assignment hereof by the Company under this Agreement to the resulting, surviving or transferee Person and such person has assumed all of the Company's obligations under this Agreement.

(h)

A receiver, manager, receiver-manager, liquidator, monitor or trustee in bankruptcy of the Company or of any of the Company's property is appointed by a Governmental Authority or pursuant to the terms of a debenture or a similar instrument, and such receiver, manager, receiver- manager, liquidator, monitor or trustee in bankruptcy is not discharged or such appointment is not revoked or withdrawn within thirty (30) days of the appointment. By decree, judgment or order of a Governmental Authority, the Company is adjudicated bankrupt or insolvent or any substantial part of the Company's property is sequestered, and such decree, judgment or order continues undischarged and unstayed for a period of thirty (30 days after the entry thereof. A petition, proceeding or filing is made against the Company seeking to have the Company declared bankrupt or insolvent, or seeking adjustment or composition of any of its debts pursuant to the provisions of any Insolvency Legislation, and such petition, proceeding or filing is not dismissed or withdrawn within thirty (30) days.

(i)

The Company makes an assignment for the benefit of its creditors generally under any Insolvency Legislation, or consents to the appointment of a receiver, manager, receiver-manager, monitor, trustee in bankruptcy, or liquidator for all or part of its property or files a petition or proposal to declare bankruptcy or to reorganize pursuant to the provisions of any Insolvency Legislation.

14.	INDEMNITY

(1)

The Company agreed to indemnify and hold harmless the Municipalities and any and all agents, directors, officers, employees, sub-contractors or servants of Municipalities against any and all losses, costs or expenses (including all legal expenses), claims, demands, suits or judgments (including, but not limited to claims, demands, suits or judgments for bodily injury, death, or loss of services, property or wages) which may be brought against the Municipalities or in which the Municipalities is named a party defendant, or in which any or all such agents, directors, officers, employees, subcontractors, or servants of the Municipalities are named party defendant or parties defendant, as the case may be, by any employee, licensee or invitee of the Company or by any employee, licensee or invitee of the Company's subcontractors, or the legal representative or successor of such employee, licensee or invitee or by any claimant, in any way arising out of or incidental to the work performed by or under the direction of the Company under this Agreement, irrespective of whether such suits are based on the relationship of master and servant, third party, or otherwise, or are based upon strict liability or in tort; provided, however, that the Company shall not be liable for the negligence of the Municipalities or any and all agents, directors, officers, employees, sub-contractors or servants of the Municipalities. The Company further agrees to investigate, handle, respond to, provide defence for and defend any such claim, demand, or suit as its sole expense, and agrees to bear all other costs and expenses related thereto, even if the same is groundless, false, or fraudulent; and the Company may make such investigation, negotiation, and settlement of any such claim, demand, or suit as it deems expedient.

(2)

The Company hereby specifically agrees to indemnify, defend and hold the Municipalities and their respective present and future councilors, employees, agents, representatives, successors and assigns harmless from and against any and all losses, liabilities, claims, demands, damages, causes of action, fines, penalties, costs and expenses (including, but not limited to, all reasonable consulting, engineering, attorneys' or other professional fees), that they may incur or suffer by reason of:

(a)	any introduction, release, discharge or deposit of a Hazardous Material by the Company or its subcontractors, agents or representatives;

(b)

any enforcement or compliance proceeding commenced by or in the name of any Governmental authority because of an alleged, threatened or actual violation of any Environmental Law by contractor or its subcontractors; and

(c)	any action reasonably necessary to abate, remediate or prevent a violation or threatened violation of any Environmental Law by contractor or its subcontractors.

(3)

Notwithstanding the foregoing Section 14(2), the Company shall not be responsible for any Hazardous Materials that are brought on Site by the Municipalities or for any Hazardous Materials that were present on any Site prior to the commencement of the construction of the work by the Company, and the Company will promptly notify the Municipalities if any Hazardous Materials are found on any Site prior to the commencement of the work.

(4)

No Party will be liable under this Agreement, or under any cause of action relating to the subject matter of this Agreement, for any special, indirect, incidental, punitive, exemplary or consequential damages, including loss of profits, loss of use of property or claims of customers or contractors of the Parties for any such damages.

15.	REPORTING & PUBLIC STATEMENTS

(1)

The Company shall provide the Municipalities with a monthly facility performance report is required within twenty (20) Business Days of the completion of each month. The reports will consist of, at a minimum, the following:

(a)	Treatment plant influent flows, average day, maximum day, total month Volumes (treated and bypassed);

(b)	Raw sewage and effluent concentrations and loadings for parameters samples as required by the MOECC and ECA;

(c)	Facility and equipment repair and maintenance details including scheduled and unscheduled maintenance;

(d)	Complaints and other public inquiries received and action taken;

(e)	Regulatory issues (inspections, orders, reports) filed with regulators;

(t)	Health and Safety issues;

(g)	Status of capital projects; and

(h)	Other noteworthy occurrences/inspections of the facility.

(2)	Within ninety (90) days of the end of each fiscal year end, the Company shall annually provide to the Municipalities:

	(a)	copies of its audited financial statements; and

	(b)	a copy of the business plan for the operation of the Plant for the following year;

(3)

The Company shall attend meetings of the Joint Board when requested to do so by the Joint Board. The Company may be requested and shall attend a maximum of two (2) meetings with the Council of each Municipality in a calendar year. Except in exigent circumstances, the Municipality shall provide the Company with five (5) Business Days' notice with details of the purpose, time and location of the meeting.

(4)

Annual reporting as per the MOECC specifications is required to be provided to both of Municipalities and the MOECC no later than the date specified under Regulation 170/03. Such report is to be submitted to the Municipalities no later than sixty (60) days following the end of each calendar year.

16.	NOTICE

(1)

All notices, consents, approvals, requests, reports and other information pertaining to this Agreement not explicitly permitted to be in a form other than writing shall be in writing and shall be addressed to the other Party as follows (each, a "Notice"):

If to the Company:	SusGlobal Energy Canada I Ltd.
200 Davenport Avenue,
Toronto, Ontario, MSR 112

	Attention:	CEO, Gerald P. Hamaliuk
	Facsimile:	(416) 223-8507
	E-mail:	ghamaliuk@susglobalenergy.com

With a copy to:	SusGlobal Energy Canada I Ltd.
200 Davenport Avenue,
Toronto, Ontario, MSR J J2

	Attention:	Marc M. Hazout,
	Facsimile:	(4 J 6) 223-8507
	E-mail:	mhazout@susglobalenergy.com

If to Georgian Bluffs:	Township of Georgian Bluffs
177964 Grey Road 18, R.R. #3
Owen Sound, Ontario, N4K 5N5

	Attention:	Clerk
	Facsimile:	519-372-1620
	E-mail:	office@georgianbluffs.on.ca

If to Chatsworth:	Township of Chatsworth
316837 Highway 6, R.R. 1
Chatsworth, Ontario, NOH I GO

	Attention:	Clerk
	Facsimile:	(519) 794-4499
	E-mail:	office@chatsworth.ca

Any Party may, by written Notice to the other, change its respective Representative or the address to which Notices are to be sent.

(2)	Notices shall be delivered or transmitted as set out below, and shall be considered to have been received by the other Party:

(a)

on the date of delivery if delivered by hand or by courier prior to 5:00 p.m. (local time of the recipient) on a Business Day and otherwise on the next following Business Day, it being agreed that the onus of establishing delivery shall fall on the Party delivering the notice;

(b)

in those circumstances where electronic transmission (other than transmission by facsimile) is expressly permitted under this Agreement, on the date of delivery if delivered prior to 5:00 p.m. (local time of the recipient) on a Business Day and otherwise on the next following Business Day, provided that a copy of such notice is also delivered by regular post within a reasonable time thereafter;

(c)

on the third (3rd) Business Day following the date of transmission by facsimile, if transmitted prior to 5:00 p.m. (local time of the recipient) on a Business Day and otherwise on the fourth (4th) following Business Day, provided that a copy of such notice is also delivered by regular post within a reasonable time thereafter; and

(d)	on the fifth (5th) Business Day following the date of mailing by registered post.

(3)	Notwithstanding Section 16(2)16(2):

	(a)	any Notices of an Event of Default and termination of this Agreement shall only be given by hand or courier delivery; and

(b)

if regular post service, facsimile, or other form of electronic communication is interrupted by strike, slowdown, a Force Majeure event or other cause, a notice, direction or other instrument sent by the impaired means of communication will not be deemed to be received until actually received, and the Party sending the notice shall utilize any other such service which has not been so interrupted to deliver such notice.

17.	FORCE MAJEURE

(1)

No Party shall be or shall be deemed to be in default of this Agreement where the failure to perform or the delay in performing any obligation is due to a cause beyond its reasonable control. Causes beyond the reasonable control of a Party ("Force Majeure Event") include an act of God, an act of any federal, provincial, regional, municipal or other government, an order of any court or administrative or regulatory authority, civil commotion, strikes, lockouts and other labour disputes, shortages of materials other than SSO material, equipment or labour, fires, floods, sabotage, earthquakes, windstorms, ice storms, snow storms and other storms and epidemics. In no event shall shortages of SSO material, insolvency, bankruptcy or lack of money constitute a Force Majeure Event.

	(2)	A Party subject to a Force Majeure Event must:

(1)

give each other Party Notice immediately upon the occurrence thereof providing detailed particulars thereof, the anticipated or actual commencement of a Force Majeure Event, the cause thereof and the anticipated or actual postponement of performance or inability to perform and the anticipated length of the Force Majeure Event;

(2)	give each other Party prompt Notice of any material changes in the Force Majeure Event, including when the Force Majeure Event is at an end; and

(3)

use commercially reasonable efforts to avoid, minimize and remove the cause of the Force Majeure Event and to eliminate or minimize the consequences thereof, including utilizing all resources reasonably required in the circumstances including obtaining supplies or services from other resources if they are reasonably available.

(3)

The time for performing any obligation affected by a Force Majeure Event shall be extended for a period equal to the time during which the Party was subject to the Force Majeure Event. The Parties not subject to the Force Majeure Event shall be excused from any of their obligations that are dependent or consequent upon the performance by any other Party of any obligation that is subject to the Force Majeure Event. The obligation to make a payment shall not be delayed by a Force Majeure Event.

(4)

Notwithstanding the other provisions of this Article, the settlement of any strike, lockout, restrictive work practice or other labour disturbance constituting a Force Majeure Event shall be within; sole discretion of the Party in such strike, lockout, restrictive work practice or other labour disturbance and nothing in this Article shall require such Party to mitigate or alleviate the effects of such strike, lockout, restrictive work practice or other labour disturbance.

(5)

Where a Force Majeure Event or series of Force Majeure Events is ongoing for twelve (12) consecutive months, either Party may terminate this Agreement as provided in Paragraph 2(3) (a) of this Agreement by giving thirty (30) days written notice of such termination.

18.	CONFIDENTIALITY, PUBLIC STATEMENTS AND MFIPPA RECORDS

(1)

The Parties acknowledge and agree that the Municipalities are subject to MFIPPA and that MFI PPA applies to and governs all records in the custody or control of the Municipalities ("MFIPPA Records") and may, subject to MFIPPA, require the disclosure of such MFIPPA Records to third parties. Each Municipality, as appropriate, agrees to provide a copy of any MFIPPA Records that it previously provided to the Municipality if the Company continues to possess such MFIPPA Records in a deliverable form at the time of the Municipality's request. If the Company does possess such MFIPPA Records in a deliverable form, it shall provide the same within a reasonable time after being directed to do so by the Municipality. The provisions of this Section 18 shall survive any termination or expiry of this Agreement and shall prevail over any inconsistent provisions in this Agreement.

(2)

The Company and the Municipalities shall both keep complete and accurate records and all other data required by either of them for the purpose of proper administration of this Agreement. All such records shall be maintained as required by Applicable Laws but for no less than for seven (7) years after the creation of the record or data. Each Party shall provide reasonable access to the relevant and appropriate financial and operating records and data kept by it relating to this Agreement reasonably required for any other Party to comply with its obligations to Governmental Authorities or to verify or audit billings or to verify or audit information provided in accordance with this Agreement, including the provision of copies of documents and all other information reasonably required by the Municipalities, which shall be delivered to the premises of the Municipalities as may be directed. A Party may at its own expense appoint an auditor to conduct its audit. The Party seeking access to such records in this manner shall pay the fees and expenses associated with use of the third party auditor.

(3)

Except as required by Applicable Law, no Party shall make or allow any public announcements, press releases, sales brochures, advertising or other publicity materials, or other public disclosure (a "Public Statement"): (i) in which the name or logo of a Municipality or the Company is used; or (ii) that relates to this Agreement or the transactions contemplated in this Agreement except with the prior written consent of all Parties which may, having regard to the nature of the relationship of the Parties and the transaction provided for herein, be arbitrarily or unreasonably withheld or subjected to any conditions solely determined by the Party granting the consent. Where the Public Statement is required by Applicable Laws, the Party required to make the Public Statement will use commercially reasonable efforts to obtain the approval of the other Parties as to the form, nature and extent of the disclosure. Notwithstanding the foregoing, the Municipality may, without the consent of the Company, be permitted to make public announcements and press releases of a type commonly made by municipal governments with respect to community developments provided that any such public announcement or press release does not disclose any confidential information of the Company that would be of competitive advantage to the Company's competitors.

19.	DISPUTES & RESOLUTIONS

(1)

If any Party considers that a dispute has arisen under or in connection with this Agreement that the Parties cannot resolve, then such Party may deliver a notice to the other Party describing the nature and the particulars of such dispute. Within twenty (20) Business Days following delivery of such notice to the other Party, a senior representative from each Party shall meet, either in person or by telephone (the "Resolution Conference"), to attempt to resolve the dispute. Each senior representative shall be prepared to propose a solution to the dispute. If, following the Resolution Conference, the dispute is not resolved, the dispute may be settled by arbitration pursuant to Section 19(2).

(2)

Except as otherwise specifically provided for in this Agreement, any matter in issue between the Parties as to their rights under this Agreement may be decided by arbitration provided, however, that the Parties have first completed a Resolution Conference pursuant to Section 19(1). Any dispute to be decided by arbitration will be decided by a single arbitrator appointed by the Parties or, if such Parties fail to appoint an arbitrator within fifteen (15) days following the agreement to refer the dispute to arbitration, upon the application of either of the Parties, the arbitrator shall be appointed by a Judge of the Superior Court of Justice (Ontario) sitting in the Judicial District of Toronto Region. The arbitrator shall not have any current or past business or financial relationships with any Party (except prior arbitration). The arbitrator shall provide each of the Parties an opportunity to be heard and shall conduct the arbitration hearing in accordance with the provisions of the Arbitration Act, 1991 (Ontario). Unless otherwise agreed by the Parties, the arbitrator shall render a decision within ninety (90) days after the end of the arbitration hearing and shall notify the Parties in writing of such decision and the reasons therefor. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement and shall have no power to modify or change this Agreement in any manner. The decision of the arbitrator shall be conclusive, final and binding upon the Parties. The decision of the arbitrator may be appealed solely on the grounds that the conduct of the arbitrator, or the decision itself, violated the provisions of the Arbitration Act, 1991 (Ontario) or solely on a question of law as provided for in the Arbitration Act, 1991 (Ontario). The Arbitration Act, 1991 (Ontario) shall govern the procedures to apply in the enforcement of any award made. If it is necessary to enforce such award, all costs of enforcement shall be payable and paid by the Party against whom such award is enforced. Unless otherwise provided in the arbitral award to the contrary, each Party shall bear (and be solely responsible for) its own costs incurred during the arbitration process, and each Party shall bear (and be solely responsible for) its equal share of the costs of the arbitrator. Each Party shall be otherwise responsible for its own costs incurred during the arbitration process.

20.	ASSIGNMENT & CHANGE OF CONTROL

(1)

Except as otherwise provided in this Agreement, neither this Agreement nor any rights, remedies, liabilities or obligations arising under or by reason of this Agreement shall be assignable or assigned by a Party without the prior written consent of the other Party, which, having regard to the nature of the relationship of the Parties and the transaction provided for herein, may be arbitrarily or unreasonably withheld or subjected to any conditions solely determined by the Party granting the consent. Notwithstanding the foregoing, a Party may, without the prior consent of the other Party, assign this Agreement and any of its rights, remedies, liabilities or obligations to:

(1)

any corporation or partnership which is on the effective date of the assignment and is intended to continue thereafter to be, controlled by, under the control of or under common control with the assigning Party; or

(2)	a financial institution or other entity for purposes of obtaining financing.

(2)

A Party making an assignment permitted by this Section 20(1) shall provide the other Party with prompt Notice of such assignment. An assignment shall not release the assigning Party from any liability or obligation under this Agreement to the other Party, unless and until such Party provides such release in writing.

(3)

The Company shall not permit or allow a change of Control of the Company, except with the prior written consent of the Municipalities, which consent may not be unreasonably withheld. It shall not be unreasonable to withhold such consent if the change of Control will have or is likely to have, as determined by the Municipalities acting reasonably, a Material Adverse Effect on the Company's ability to perform its obligations under this Agreement, in which case such consent may be withheld by the Municipalities. For greater certainty, a change of Control shall include a change from no person having Control of the Company to any Person having Control of the Company, as well as a change from any person having Control of the Company to no Person having Control of the Company.

21.	GENERAL

(1)

Each Party shall be solely liable for the payment of all wages, taxes, and other costs related to the employment by such Party of persons who perform this Agreement, including all federal, provincial, and local income, social insurance, health, payroll and employment taxes and statutorily-mandated workers' compensation coverage. None of the persons employed by either Party shall be considered employees of the other Party for any purpose. Nothing in this Agreement shall create or be deemed to create a relationship of partners, joint venturers, fiduciary, principal and agent or any other relationship between the Parties.

(2)

This Agreement may be executed in two (2) or more counterparts, and all such counterparts shall together constitute one and the same Agreement. It shall not be necessary in making proof of the contents of this Agreement to produce or account for more than one such counterpart. Any Party may deliver an executed copy of this Agreement by facsimile or electronic mail but such Party shall, within ten (10) Business Days of such delivery by facsimile or electronic mail, promptly deliver to the other Party an originally executed copy of this Agreement.

(3)

In addition to the other rights of set-off under this Agreement or otherwise a rising in law or equity, either Party may set off any amounts owing to such Party under this Agreement against any amounts owed to the other Party under this Agreement.

(4)

If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision shall be deemed severed from this Agreement and shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement, unless such invalidity or unenforceability frustrates the fundamental operation of this Agreement and in such case this Agreement shall terminate unless such invalidity or unenforceability frustrates the fundamental operation of this Agreement and i n such case this Agreement shall terminate.

(5)

Time is of the essence in the performance of the Parties' respective obligations under this Agreement. Where the Company is required to provide any information or documentation to the Municipalities and no timeframe has been specified in this Agreement, the Company shall provide such information or documentation promptly.

(6)

Each of the Parties shall, from time to time on written request of the other Party, do all such further acts and execute and deliver or cause to be done, executed or delivered all such further acts, deeds, documents, assurances and things as may be required, acting reasonably, in order to fully perform and to more effectively implement and carry out the terms of this Agreement. The Parties agree to promptly execute and deliver any documentation required by any Governmental Authority in connection with any termination of this Agreement.

(7)

The provisions of Sections 2(4), 2(5), 3(3), 4(1) (d), 4(3), 5(l) (d), 5(l) (i), 6(1), 6(2), 14, 18 and 19 shall survive the expiration of the Term or earlier termination of this Agreement. The expiration of the Term or a termination of this Agreement shall not affect or prejudice any rights or obligations that have accrued or arisen under this Agreement prior to the time of expiration or termination and such rights and obligations shall survive the expiration of the Term or the termination of this Agreement for a period of time equal to the applicable statute of limitations.

(8)	Except where otherwise expressly provided, all amounts in this Agreement are stated, and shall be paid, in Dollars.

(9)

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(I0)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal Jaws of Canada applicable therein.

(11)

Except as expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement shall be binding unless executed in writing by the Party (or Parties). No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver or operate as a waiver of, or estoppel with respect to, any subsequent failure to comply unless otherwise expressly provided.

(12)

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by a Party to this Agreement, or its directors, officers, employees or agents, to the other Party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement.

(13)

References in this Agreement to any legislation (including but not limited to regulations and by-laws) or any provision thereof include such legislation or provision thereof as amended, revised, re-enacted and/or consolidated from time to time and any successor legislation thereto.

(14)

In the event that a change of Applicable Laws after the date of this Agreement imposes additional unforeseen material obligations or costs on a Party, or restricts the sale or price of electricity, the Parties agree to negotiate in good faith, an amendment to this Agreement which would attempt to maintain the economic benefits of this Agreement for each Party.

(15)

In all aspects of this Agreement time is of the essence and the Parties agree that they will act in a commercially reasonable manner with due regard to the issue, context and circumstances in any event.

REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of this 1st_ day June, 2016.

SUSGLOBAL ENERGY CANADA I LTD.

Per:
Name: Gerald Hamaliuk
Title: CEO

I have authority to bind the corporation.

THE TOWNSHIP OF GEORGIAN BLUFFS

Per:
Name:
Title: Mayor

Per:
Name:
Title: Clerk

THE TOWNSHIP OF CHATSWORTH

Per:
Name:
Title: Mayor

Per:
Name:
Title: Clerk

34

SCHEDULE "A" - EQUIPMENT

Process Equipment

Equipment Brand	Equipment Function	Equipment Capacity	Equipment Location
Honey Monster - Envirocan	Screen septage and wastewater	1 .3 m 3/min.	Septage receiving station
MAVITEC Food Depacking system	SSO pre-treatment	180 ml/day	SSO receiving facility
MAVITEC SSO residue washing system	Plastic cleaning	11 ml/day	SSO receiving facility
Flygt Mechanical Mixer Flygt Submersible Sludge Pump	Septage and centrate mixing Septage and centrate pump	25 HP 130 ml/day.	Septage and Centrate tank Septage and Centrate tank
Flygt Mechanical Mixer	SSO and liquid waste mixing	25 HP	Surry tank
Flygt Submersible Sludge Pump	Digester feedstock pump	500 ml/day.	Surry tank
Flottweg	Primary digester sludge thickening	400 ml/day.	Existing Control and septage dewatering Bldg.
Greatario	Secondary digester	2000 m3	At present concrete storage tank 6 m x 14 m
Hydraulix Process Mixing System	Secondary digester mixing	Mixing of 2000 m3 of digester	Secondary Digester
Flygt Submersible Sludge Pump	Secondary digester digestate pump	500 m3/day	Secondary Digester
Martin Machinery	Electrical power generation and heat recovery	500kWelectricity - 500kWofheat	Biogas Generator
Flottweg	Secondarydigester - Thickening and dewatering	300 m3/day	SSO Processing Building
Geomembrane Technologies Inc.	Biagas Disposal	600 ml/day	Biagas flare location

PLAN AND DESCRIPTION - SCHEDULE "B"

Our proposal is for treating the existing septage through the anaerobic digestion ("AD") system and to add 20,000 t/a source separated organics to feed the existing I 000 m3 mesophilic digestor and an added 2,000m3 thermophilic digestor as in the Block Flow Diagram attached to this section. Wastewater from the Sunset Strip will be screened and sent directly to the aerated lagoon.

The front end system to process source separated organics C’SSO") is supplied in two trains of me 0,000+ t /a processing capacity to grind the food wastes, take out the plastics, clean the plastics and deliver ground food wastes to slurry tank. Equipment is from a European Company that has supplied many units in the U.S. Dilution water for the SSO processing will be supplied from centrate taken out of the digestrate from the thermophilic digestion stage and from the septage that will be screened and routed to a new holding tank before being sent to the SSO or AD systems. Plastics will be sent back to the SSO source for disposal in the trucks delivering the SSO material, so none of this material is a waste to be disposed of locally. Once the waste plastics are characterized, SusGlobal Energy Canada I Ltd. ("SusGlobal") plans to install two or three trains that covert the plastics to a low sulphur, high cetane diesel fuel at this site. SusGlobal Energy Corp. has the license to use this technology for any location in N. America, any number of units of 5,000 1/d diesel production.

The slurried SSO will then be piped to the existing digestor along with septage if there is any not used for dilution. Digestrate from that first stage digestor will go to a Heat Treating Unit ("HTU") then to the smaller holding tank currently used to store biosolids that will be converted to a digestor for the thermophilic (75 C) digestion stage. We plan to run the first stage digestor at around l 0% solids loading, then route the digestrate through a centrifuge to get 18 to 20% solids to the HTU. Steam from a heat recovery steam generator ("HRSG") installed on the exhaust of the gensets will supply steam at 250 C to the HTU. Steam dilution will get us around 15% solids in the second digestor and we will install a hydraulic mixing system in the second stage digestor. We will recover exhaust heat from a 200 kW genset fuelled by biogas installed to make the plant net-zero for energy inputs. The HTU system is licensed from a Canadian patent holder, Eastern Power Ltd. Any excess biogas may be utilized by the existing diesel genset at the Harold Sutherland Construction site across the road from the A D site. Harold Sutherland Construction is considering modifying the diesel genset to be able to operate on dual fuels, firing both diesel and natural gas or biogas. SusGlobal will also install a flare to combust any biogas that cannot be used for beneficial purposes. This will both eliminate odor emissions from the site and reduce greenhouse gas emissions by emitting CO2 instead of CH4. CH4 has 25 times the global warming potential that CO2 does. Any environmental benefits from greenhouse gas emission reductions remain the property of SusGlobal and will be monetized if possible under Ontario's Cap and Trade regime. The amount of biogas recovered from the system is estimated to be the equivalent of generating 500 kW of electricity in biogas gensets.

Digestate from the second stage digestor will be around 20% solids and amounts to l O to 15,000 t/a total volume, or about 3,000 t/a solids. The rest of the organic material is converted into biogas. Since the solids have been subjected to a HTU at 230 to 250 C, then to l O to 15 days retention time in the thermophilic digestor at 55 C, the operating temperature recommended by consultation with U of Waterloo researchers for stable operation which the Company proposes to operate at ,all pathogens have been destroyed, so this digestrate will qualify as Class AA Organic Fertilizer that can be added to composting facilities or incorporated directly into fertilizer compounds. The site will have surplus heat energy, so the digestate could be dried and used directly as organic fertilizer. SusGlobal will apply for the Class AA fertilizer category as soon as material required testing is available. In the meantime, the existing land application of the digestate will be utilized. SusGlobal intends to install a 500kW genset with heat recovery.

Because SusGlobal is planning to install the SSO processing equipment and Plastic to Diesel equipment to augment the value of the existing assets, we are exploring leasing of a 2 hectare site across the road from the AD site to conduct those operations there. This would be slightly more expensive than building everything on the AD site, but our lender advises that this would be a more acceptable arrangement for such a large loan. Of course, the repurposing of the small storage tank, the HTU, the second genset, flare and biogas treating system will all be on the existing AD site. Permitting would be more complex, but the existing C. of A. needs to be reapplied for or amended because the through put for the facility would be in the order of 130m3/d for 5 days/week operation. We would likely be operating 7 days/week in our process, and, of course, the AD system operates 24/7, as the microbes never rest, they only die if undernourished, so our objective is to keep them well fed.

TRANSITION PROCEDURES - SCHEDULE "C"

Initial Transition Plan

The transition process starts with establishing a communications protocol among all parties involved. The operations manager will establish communications protocols.

(16)      Overview

Aquatech Canadian Water Services - GSS Engineering will begin the Transition Plan based on many different activities:

•	Management of the existing Facility

o	Initial Condition Survey
o	Implementation of specific procedures:

•	Standard operational procedures (S0Ps)
•	Emergency Plan
•	Contingency Plan
•	Health and Safety Plan with the COR (Certificate of Recognition)

•	Design interface and input

•	Construction interface and follow up

•	Operation of the existing Facility during construction

•	Start-up and Commissioning of new equipment and facility

(17)      Activities

For the first activity, Management of the existing facility, different steps arc planned:

•	Preparation of the final Transition Plan (first week of the contract)

•	Kick off meeting with the other members of the joint venture

•	Meeting present workforce (transfer of the current operator to Aquatech-GSS)

•	Workforce scheduling

•	Condition survey of the existing facility and associated equipment

•	Implementation and Validation of the Contingency Plan

•	Maintenance planning

•	Validation of the compliance monitoring (sampling, follow up of the treatment. treatment efficiency, )

•	Validation of the current SOP's, modification for some of them and establish new ones when required

•	Sampling and Measurement

Within 30 days of the commencement of the contract, we will provide a comprehensive written inventory of the existing facilities and equipment. The inventory report will become the basis for our initial condition survey for the facility. This document will be supplied to the Joint Venture including the condition of the equipment with pictures and notes. This report will be used to provide a start-up baseline and a benchmark for the end-of-contract condition of the facilities.

We will also utilize a standard start and health and safety checklist to assist us with the transitioning to new facilities and identify any issues that must be addressed.

We will conduct assessments of the following:

•	Electrical/mechanical equipment

•	Operational review and assessment

>Monitoring equipment
>Health and Safety audit
>Availability of tools and equipment
>Inventory spare parts
>Alarms

The report will include a comprehensive written inventory of the existing facilities and equipment along with:

•	An electrical/mechanical condition assessment
•	Need for repair or replacement
•	Photographs
•	The location of each asset

Transition Consideration

Aquatech-GSS Engineering will address the following requirements:

•	Signage:New signage on facilities to inform wastewater customers

•	Operational review of:

>Consumables;
>Individual process units are performing as designed;
>Status of sampling schedule; and past inspections (MOE, MOL, TSSA, ESA)

•	Operations and maintenance manuals: review and identify any deficiencies with the current operations and maintenance manuals

•	Drawings and figures: compile all current facility drawings for future use

•	Implementation of a computerized maintenance recording system:

>Equipment data collection;
>Asset inventory;
>Implement preventative maintenance schedules;
>Asset renewal program;
Y Develop equipment renewal program (capital improvements)

We will expect the Townships to be involved in the following:

•	Review and commenting the various plans and programs recommended by Aqua1cch- GSS;
•	Review transitional issues requiring the Townships involvement to move to normalized operations;
•	Provide access to the facilities and staff;
•	Communicate critical issues related to the operation and maintenance of the facilities;
•	Communicate plans for employee and public announcements, and security measures

Recruitment and Staffing

Continuity of operations, staffing and knowledge will take priority in our initial strategy. Retaining existing operator is our preferred approach. We have a recruitment infrastructure in place to ensure we can fill any vacancies quickly.

Aquatech-GSS Engineering team staff will shadow the current operating authority for a period of two weeks in order to familiarize themselves with the operations of the systems. We are sensitive to issues related to operator transitions from the incumbent to our own organizations. Our goal and role is to ensure that the transition and operation of the facility is transparent to the Townships. For the second activity, Design interface and input, the Aquatech-GSS team will:

•	Provide direction and recommendation to the SusGlobal design Team

•	Propose them minor changes when required to facilitate the operation and maintenance of the facilities
•	Schedule with the different entities of the Team for the different interventions required.

For the third activity, Construction interface and follow up, the Aquatech-GSS team will:

•	Coordinate the work with the normal operation of the existing plant
•	Coordinate the equipment shut down and start the new ones
•	Develop the new SOPs for the new installed equipments
•	Implement the CMMS for all the new equipment and the new facility.

For the fourth activity, Commissioning of new equipments and facility, the Aquatech-GSS team will validate the process and verify the efficiency of the new installed equipment. We will look to see if there is any deficiencies to treat and will find if required some corrective actions to im prove the process. We will work closely in collaboration with the construction and the design team to obtain the optimum efficiency.

The commissioning is planned to be executed during 5 weeks in 5 different stages:

•

Dry Commissioning: Test and adjustment all process equipment, instrumentation, controls, and the SCADA system to demonstrate that all equipment have been properly installed are in good working order and perform in accordance with their intended use under dry conditions. To obtain the required result, a planning will be done with all involved Companys or manufacturers. This plan with the work to do will be presented to the client for acceptance before realization and the result of the commissioning for each equipment item will be presented as a commissioning report indicating all change, improvement, problem, solutions results obtained during the commissioning.

•

Building Commissioning: Test and adjustment of all systems in the upgraded or new facility as HVAC, heating, Odor Control, stand-by generator, lightning, laboratory, SCADA and all other to demonstrate that all the systems, instrumentation and controls have been properly installed, are in good working order and perform in accordance with their intended use to obtain the required result, a planning will be done with all involved Companys or manufacturers. This planning with the work to do will be presented to the client for acceptation before realization and the result of the commissioning for each systems will be presented as a commissioning report indicating all change, improvement, problem solutions results obtained during the commissioning.

•

Wet Commissioning: Test and adjustment all process equipment, instrumentation, controls, and the SCADA system for a period of fourteen consecutive days without interruption. For this test, clean water will be used and we will inspect for any leakage and seepage and ensure for water tightness. The demonstration that the process equipment, the instrumentation, the controls and the SCADA operate satisfactorily and are calibrated appropriately will be done. As part of this wet commissioning, hydro- testing of the channels and tankage will be done with potable water. A planning with the work to do will be presented to the client who will review and approve the plan for acceptation before realization and the result of the commissioning for each system will be presented as a commissioning report indicting all change, improvement, problem, solutions results obtained during the commissioning.

•

Running test: Operation of all Process Equipment, instrumentation, controls and the SCADA System for a minimum period of 30 consecutive days using wastewater. For the running test, the performance will be monitored and perform as long as the biomass will be sufficient to produce enough WAS to test the dewatering process.

•	Performance Test: Demonstrate that for a minimum period of consecutive days without interruption using waste water that all requirements are met as for example:

o	All Process Equipment, instrumentation, controls, SCADA System and unit processes are operating satisfactorily as intend and without incident and interruption or malfunction,
o	The Effluent meets the Effluent Quality Requirements
o	The Odor Emissions meet the Odor Quality Requirements
o	The Sludge meets the Sludge Quality Requirements
o	All Sludge handling, dewatering, storage and truck loading are fully satisfactory, including odor control measures
o	The Performance of the new facility is within I 0% of the electrical and chemical consumption values represented and warranted in the life cycle cost estimate

Following the Performance Test, a deficiency list with solution and timeline to eliminate these deficiencies will be presented to the client by SusGlobal.

(18)      Resources

To realize these different Interim Operation Plan's phases, the involved Resources with their Role and Responsibilities will be for the Aquatech-GSS Engineering team:

Andie Lebeuf, P. Eng. Interim Plant Manager:
As a Wastewater level 2 operator; Andre will be responsible of the O&M management, Staff scheduling, Reporting, Budget control and Quality Control implementation. Andre has been responsible of the Eastern Passage WWTF in Halifax from November 2011 to February 2015 where he had to operate a Biomethane burner unit from the anaerobic tank of the WWTF process. For this project Aquatcch was part of the Joint Venture with Maple Reinders. Andre is also presently involved in an optimization of the treatment project with GSS Engineering at the Brighton Wastewater treatment facility in Ontario since April 2015.

Eric Joncas, P.Eng. Commissioning Manager:
With Responsibilities as Design-review, Construction witnessing, Equipment reception on site, Equipment start-up and testing, Process start-up and control, Performance testing, Quality Control implementation. Eric has been involved in a huge quantity of start-up and commissioning from 1992 to now.

Rakesh Sharma P. Eng.
With Responsibilities as overseeing the operation maintenance and management of the Township's facilities and directly supervise the operators, regularly meet with client and review plant operations data reports to ensure full compliance. Rakcsh has been involved in the operational maintenance and management of water and wastewater systems since 1997. He has been the operator in charge and overall responsible operator for water and wastewater facilities including 11 water systems in Amabel/Sauble area. Mr. Sharma was responsible for directing the plant operators to implement optimization of chemical treatment (turbidity variation from 5NTU to >200 NTU in few hours). He assisted other plant in filter optimization study by undertaking a full scale pilot study by adopting different combination of PAC and polymers.

(19)      Budget

Aquatech-GSS Engineering during the Interim Operations Period will be fully responsible of all aspects of the Transition Work. Aquatech-GSS Engineering team will pay directly or reimburse the following operating incurred after the beginning of the operation and Maintenance period.

•	Power
•	Energy (electricity, fuel for standby generator and natural gas)
•	Aquatech-GSS Engineering Staff
•	Chemical for treatment and chemical for lab
•	Consumables (ex. Oil and grease)
•	Equipment small repairs
•	Water
•	Materials and supply for preventive maintenance

•	Clean/Sanitary supply
•	Analysis for performance testing and compliance
•	Garbage disposal
•	Specialized subcontractor for preventive maintenance

(20)      Schedule

Duration: 25 years (end 2040 will be used)

The estimated Schedule will be the following and will be adapted accordingly to the request for the different steps and following the kick off meeting and the design and construction schedule:

I.	Management of the existing facility: approximately 25 years

2.	Design Interface and Input: less than 18 months

3.	Construction Interface & Follow up: in place prior to 18 months

4.	Commissioning of new equipment and facility: at 18 months

FINAL TRANSITION PERIOD

At the end of the operation period, after 25 years of operation or after any extension period ends without extending, the Aquatech-GSS team will organize with the client a transition period to transfer the information and the Operation and Maintenance back to the client.

This final transition period will last minimum one month to have time to give to the client all the required information. The client will have his staff present on site and shadowing the Aquatech- GSS staff to see every facet of the operation and any problem that can appear. During that period, Aquatech-GSS Team, will establish a final condition survey report with inventories and pictures associated. We will transfer the Company's account for chemical, spare parts and other to the client name and will see with client to order in their name. If required the required spare parts or product to be sure not to fall in back order just after the transition. We will execute the Maintenance in company of the client representative. We will fix everything that was not operating properly and will give some improvement information for future operation to the client. We will ensure that the operation and Maintenance manuals, the drawings, the SOP's, the Health and Safety procedures, and other documents have been updated in their more up-to-date version. We will remove the Aquatech-GSS signage onsite to install the one from the client. We will change the phone call numbers for the emergency operation call in. We will give back all the keys for the operation.

Aquatcch-GSS Team will transfer all the responsibilities to the client but will stay available to help or to give information on request.

SCHEDULE "D"

Property Description

062111, Side Road 3, Lot 4, Concession 6, Township of Georgian Bluffs as shown on attached (to be inserted).

SCHEDULE "E"

Site Description

The Parties shall, acting reasonably, agree to a description of the Site within the Property within a reasonable time after the application for the ECA has been submitted to the MOECC.

Schedule “[*]”
Sunset Strip Agreement Holders

Business Name
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]

[*] Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.